Exhibit 21.1

MetroPCS Communications, Inc. - Subsidiary Entities
MetroPCS 700 MHz, LLC
MetroPCS AWS, LLC
MetroPCS California, LLC
MetroPCS Florida, LLC
MetroPCS Georgia, LLC
MetroPCS, Inc.
MetroPCS Massachusetts, LLC
MetroPCS Michigan, Inc.
MetroPCS Networks, LLC
MetroPCS Networks California, LLC
MetroPCS Networks Florida, LLC
MetroPCS Nevada, LLC
MetroPCS New York, LLC
MetroPCS Pennsylvania, LLC
MetroPCS Texas, LLC
MetroPCS Wireless, Inc.